Exhibit 99

Isolagen, Inc. Receives Notification Letter from NYSE Amex

EXTON, PA – March 20, 2009 - Isolagen™, Inc. (NYSE Amex: ILE) today announced that on March 17, 2009, it received notice from the NYSE Amex (the “Exchange”) notifying the Company it is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”). Specifically, the Exchange staff noted that the Company sustained losses which are so substantial in relation to its overall operations or its existing financial sources that is appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. As previously disclosed, the Company received a notice from the Exchange on March 12, 2008, advising the Company that it was not in compliance with Sections 1003 (a)(i)-(iii) of the Company Guide. The Company’s plan to bring itself back into compliance by September 14, 2009 in connection with the previous notice was accepted by the Exchange in August 2008.

The Company currently intends to submit a plan in response to the most recent notice by April 17, 2009 outlining its compliance strategy with the current continued listing deficiency by September 14, 2009, subject to the Company successfully completing a sufficient financing transaction or strategic partnership prior to April 17, 2009. If the Company’s plan to regain compliance is accepted by the Exchange, the Company may be able to continue its listing during this period, during which time it will be subject to periodic review to determine progress consistent with the plan. If the Company does not submit a plan or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in the Company Guide. Under Company Guide rules, the Company has the right to appeal the determination by the Exchange staff to initiate delisting proceedings and to seek a hearing before an Exchange Panel. The time and place of such a hearing will be determined by the Panel. If the Panel does not grant the relief sought by the Company, its securities could be delisted from the Exchange. There is no assurance that the Exchange staff will accept the Company’s plan of compliance or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe.

In addition, the Exchange’s notice states that the Company’s common stock has closed at between $0.15 and $0.87 per share over the last six months, and that the Staff is concerned that, as a result of the low selling price, the Company’s common stock may not be suitable for auction market trading. Pursuant to Section 1003(f)(v) of the Company Guide, the Exchange has notified the Company that it deems it appropriate that the Company effect a reverse stock split within a reasonable amount of time in view of the fact that the Company’s common stock has been selling for a substantial period of time at a low price per share.

Isolagen currently estimates that its unrestricted, available cash resources will allow the Company to continue in operation for approximately two weeks under its current operation plan. The Company continues to pursue potential financing alternatives and potential strategic partnership discussions. However, there can be no assurance that any such potential financing alternative will be completed on terms acceptable to the Company, or successfully completed at all. Further, there can be no assurance that any potential strategic partnership discussions will be completed on terms acceptable to the Company, or completed at all. If the Company does not obtain additional funding, or anticipate additional funding in the very near future, the Company may enter into bankruptcy, and possibly cease operations. In addition, as previously disclosed, the Company currently has a debt liability of approximately $89.7 million related to its 3.5% subordinated notes, which could be called due, at the option of the note holders, as early as November 2009. Interest on the notes is due semiannually on May 1 and November 1.
Further, the Company is pursuing the potential sale of its 57% ownership interest in Agera Laboratories, Inc. There can be no assurance that a sale of this ownership interest will be completed on terms acceptable to the Company, or successfully completed at all.

About Isolagen, Inc.

Isolagen™, Inc. (NYSE Amex: ILE) is an aesthetic and therapeutic company committed to developing and commercializing scientific advances and innovative technologies. The company’s technology platform includes the Isolagen Process™, a cell processing system for skin and tissue rejuvenation which is currently in clinical development for a broad range of aesthetic and therapeutic applications including wrinkles, acne scars, burns and periodontal disease. Isolagen also commercializes a scientifically-advanced line of skincare systems through its majority-owned subsidiary, Agera® Laboratories, Inc. For additional information, please visit www.isolagen.com.

Isolagen Forward Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release, include, without limitation, the Company’s ability to submit a plan to the Exchange on a timely basis, the potential acceptance of such plan by the Exchange, the Exchange’s willingness to permit continued listing during the pendency of the plan and the Company’s ability to complete any financings or enter into any strategic partnerships. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated in “Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q filed since the annual report. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other public filings with the SEC since such date.

# # # #